Exhibit (10)(ay)

SECOND (QUALIFICATION) AMENDMENT TO THE
MET-PRO CORPORATION SALARIED PENSION PLAN

This Second (Qualification) Amendment to the Met-Pro Corporation Salaried Pension Plan (the “Plan”) is made by Met Pro Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company established the Plan for its eligible employees effective as of September 1, 1968, and amended and restated as of September 1, 2007;

WHEREAS, the Company reserved the right in Section 16.1 of the Plan to amend the Plan at any time; and

WHEREAS, the Company wishes to amend the Plan as requested by the Internal Revenue Service in connection with the application for a favorable determination letter.

NOW, THEREFORE, the Plan is hereby amended as set forth below.

1.           The following sentence is added to the end of Section 9.1(b) (Definition of Compensation):

For purposes of this Article, Compensation also includes payments made by the later of 2½ months after severance from employment, or the end of the limitation year that includes the date of severance from employment, if, absent a severance from employment, such payments would have been paid to the Employee while the Employee continued in employment, and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation.

2.           Section 9.3(a) is revised as follows:

(A)         Subsection (2) is revised to read as follows:

“100% of the Employee’s High Three-Year Average Compensation (the ‘Compensation Limit’).”

(B)         A new paragraph is added to the end of Section 9.3(a) of the Plan as follows:

High Three-Year Average Compensation shall mean the average compensation for the three consecutive Years of Service (or, if the Participant has less than three consecutive Years of Service, the Participant’s longest consecutive period of service, including fractions of years, but not less than one year) with the Company or a Participating Company that produces the highest average.  A Year of Service with the Company or a Participating Company is the 12-consecutive month period defined in Section 1.62 of the Plan.  In the case of a Participant who is rehired by the Company or a Participating Company after a severance from employment, the Participant’s High Three-Year Average Compensation shall be calculated by excluding all years for which the Participant performs no services for and receives no Compensation from the Company or a Participating Company (the break period) and by treating the years immediately preceding and following the break period as consecutive.  A Participant’s Compensation for a Year of Service shall not include Compensation in excess of the limitation under § 401(a)(17) of the Internal Revenue Code that is in effect for the calendar year in which such Year of Service begins.

3.           The last sentence of Section 17.1(f)(1) is amended to read as follows:

In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

IN ALL OTHER RESPECTS, this Plan is continued in full force and effect. In order to maintain the terms of the Plan in a single document, this Amendment may be incorporated into the most recent restatement of the Plan.

IN WITNESS WHEREOF, the Company has caused this Second (Qualification) Amendment to be executed by its duly authorized officer this 11th day December, 2009.

ATTEST:		Met Pro Corporation

By	/s/ Amy Covely	By	/s/ Gary J. Morgan

Title:	Human Resources Manager	Title:	Senior Vice President Finance